Exhibit 99

news release	Anthem, Inc. 120 Monument Circle Indianapolis, IN 46204 Tel 317 488-6390 Fax 317 488-6460

Anthem Reports Record Results for the First Quarter 2004

•	Enrollment increased 592,000 members, or 5 percent over December 2003

•	Earnings of $2.08 per share increased 53 percent over the first quarter of 2003

•	Expectations for 2004 increased to a range of $6.90 to $7.00 per share

Indianapolis, IN – April 28, 2004 – Anthem, Inc. (NYSE: ATH) today announced first quarter 2004 net income increased to $295.6 million, or $2.08 per share, compared with net income of $191.7 million, or $1.36 per share, for the first quarter of 2003. Net income in the current quarter included $0.32 per share in tax benefits associated with a change in Indiana laws governing the state’s high-risk health insurance pool and $0.15 per share in net realized gains. The first quarter of 2003 included an $0.11 per share benefit from the resolution of a litigation matter and $0.07 per share in net realized gains.

“Our continued growth in new membership and strong retention of existing members demonstrates that employers and consumers purchasing health benefits find value in Anthem’s products, recognize the strength of our industry leading brand, and appreciate our consistent focus on providing distinctive customer service,” said Larry C. Glasscock, chairman, president and chief executive officer of Anthem, Inc. “Record levels of revenue and discipline in managing administrative expenses over a larger membership base contributed to our strong results in the quarter. We remain confident in our ability to continue this momentum, and look forward to the additional opportunities that our pending merger with WellPoint Health Networks will bring.”

Consolidated Highlights

Membership: Medical enrollment exceeded 12.5 million members at March 31, 2004, increasing by 983,000 members, or 9 percent, since March 31, 2003. Membership gains in National Accounts and Individual businesses were the primary drivers of growth, with each region making a significant contribution. Enrollment in self-funded health care products increased to 56 percent of total membership at March 31, 2004 compared with 53 percent at March 31, 2003.

Operating Revenue: Operating revenue increased by 11%, to $4.5 billion, compared with $4.0 billion in the first quarter of 2003. The growth was primarily attributable to disciplined pricing and solid membership gains, partially offset by a shift in business mix towards more self-funded health care products.

Benefit Expense: The benefit expense ratio improved by 10 basis points, to 82.1 percent, compared with 82.2 percent in the first quarter of 2003. The first quarter of 2003 included a 60 basis point benefit from the resolution of a litigation matter.

Premium and Cost Trends: Commercial premium yields and medical costs both increased by approximately 9.5 percent for the twelve month period ended March 31, 2004. Professional and outpatient services continued to be the primary drivers of the overall increase in medical costs.

Administrative Expense: The administrative expense ratio improved by 40 basis points to 17.4 percent, compared with 17.8 percent in the first quarter of 2003. The decline was primarily driven by lower incentive compensation expenses and disciplined management of administrative expenses over a larger membership base. The shift in business mix towards more self-funded health care products added approximately 40 basis points to the first quarter 2004 administrative expense ratio.

Operating Cash Flow: Operating cash flow in the first quarter of 2004 increased 23 percent, to $307.5 million, compared with the first quarter of 2003.

Days in Claims Payable: Days in claims payable decreased 3.5 days, to 50.9 days as of March 31, 2004, compared with 54.4 days as of December 31, 2003. The decline was primarily driven by further reduction in the time between service and claim payment.

Anthem, Inc.

Operating Segment Highlights - First Quarter 2004

($ in Millions)	Three Months Ended March 31
	2004	2003	Change
Operating Revenue:
Midwest	$1,856.0	$1,622.1	14%
East	1,176.7	1,109.5	6%
West	283.2	253.0	12%
Southeast	1,018.1	913.4	11%

Regional Health Segments	4,334.0	3,898.0	11%
Specialty	254.1	159.6	59%
Other:
External Customers	43.0	53.6	(20)%
Intercompany Eliminations	(163.2)	(95.3)	71%

Total Other	(120.2)	(41.7)	—

Total Operating Revenue	4,467.9	4,015.9	11%
Operating Gain (Loss):
Midwest	$114.9	$110.6	4%
East	74.6	62.9	19%
West	29.9	25.9	15%
Southeast	104.1	70.3	48%

Regional Health Segments	323.5	269.7	20%
Specialty	17.1	12.9	33%
Other	(10.7)	(19.7)	(46)%

Regional Health Segments: Each of the regional health segments reported increases in operating revenue and operating gain, which is the measure used by management to evaluate performance of the operating segments. Operating gain for the regional health segments improved 20 percent compared with the first quarter of 2003 as a result of disciplined pricing, membership growth, and effective management of administrative expenses over a larger membership base.

In the first quarter of 2004, the Southeast region benefited from approximately $10 million for various unusual items that individually had minimal impact on the results. In the first quarter of 2003, the Midwest region included a $24.5 million benefit from the resolution of a litigation matter.

Specialty: Operating gain increased 33 percent compared with the first quarter of 2003, primarily driven by a 60 percent increase in mail-order prescription volume. The improvement was partially offset by integration expenses, as well as additional investments to enhance customer service. Anthem Prescription Management migrated 1.6 million Southeast members from an outsourced vendor on January 1, 2004.

Other: Operating loss was lower in the first quarter of 2004 compared with the same period in 2003, primarily due to lower incentive compensation expenses.

Anthem’s Earnings Outlook for 2004

•	Net income expectations for full year 2004 were increased to $6.90 to $7.00 per share from $6.15 to $6.25 per share. These expectations include $0.32 per share in tax benefits associated with a change in Indiana laws governing the state’s high-risk health insurance pool and $0.15 per share in net realized gains.

•	Net income expectations for the second quarter of 2004 are $1.60 to $1.65 per share.

Basis of Presentation

1.	Operating Gain is defined as operating revenue less benefit expense and administrative expense. Operating Gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated Operating Gain is a non-GAAP measure.

2.	All income per share amounts are on a diluted basis.

Conference Call and Webcast

Anthem will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss the first quarter earnings results and 2004 outlook. The conference call can be accessed by dialing 888-423-3268 (International 612-332-0630). No access-code is required. The webcast can be accessed at Anthem’s web site, www.anthem.com, under Investor Relations. Please visit the website or dial in at least 15 minutes in advance. A replay of the call will be available after 1:45 p.m. today until the end of the day on May 12, 2004 by dialing 800-475-6701 (International 320-365-3844), access-code 691036.

Contacts:	Investor Relations	Media
	Tami Durle, 317-488-6390	Ed West, 317-488-6100
	tami.durle@anthem.com	edward.west@anthem.com

About Anthem

Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 12.5 million people. Anthem is the fourth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the northern Virginia suburbs of Washington, D.C. Anthem had assets of $13.9 billion as of March 31, 2004 and full year 2003 revenue of almost $16.8 billion. More information about Anthem is available at www.anthem.com.

Anthem, Inc.

Membership Summary

(In Thousands)				% Change
	March 31, 2004	March 31, 2003	December 31, 2003	March 31, 2003	December 31, 2003
Customer Type
Local Large Group	3,868	3,836	3,869	1%	—
Small Group	1,271	1,180	1,257	8%	1%
Individual	1,234	1,120	1,202	10%	3%
National Accounts[1]	5,125	4,388	4,596	17%	12%
Medicare + Choice	93	99	94	(6)%	(1)%
Federal Employee Program	712	702	699	1%	2%
Medicaid	216	211	210	2%	3%

Total	12,519	11,536	11,927	9%	5%

Funding Arrangement
Self-Funded	6,978	6,142	6,412	14%	9%
Fully Insured	5,541	5,394	5,515	3%	—

Total	12,519	11,536	11,927	9%	5%

Operating Segments
Midwest	5,981	5,498	5,688	9%	5%
East	2,653	2,582	2,600	3%	2%
West	1,108	889	939	25%	18%
Southeast	2,777	2,567	2,700	8%	3%

Total	12,519	11,536	11,927	9%	5%

[1]	Includes 3,027 BlueCard members as of March 31, 2004, 2,683 as of March 31, 2003 and 2,816 as of December 31, 2003.

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Three Months Ended March 31
	2004	2003	% Change
Revenues
Premiums	$4,091.8	$3,695.7	11%
Administrative fees	330.4	292.1	13%
Other revenue	45.7	28.1	63%

Total operating revenue	4,467.9	4,015.9	11%
Net investment income	73.2	71.5	2%
Net realized gains on investments	33.0	12.9	—

Total revenues	4,574.1	4,100.3	12%

Expenses
Benefit expense	3,359.9	3,036.6	11%
Administrative expense	778.1	716.4	9%
Interest expense	32.3	32.9	(2)%
Amortization of intangible assets	11.2	11.9	(6)%

Total expenses	4,181.5	3,797.8	10%

Income before income taxes and minority interest	392.6	302.5	30%

Income taxes	95.9	109.8	(13)%
Minority interest	1.1	1.0	10%

Net income	$295.6	$191.7	54%

Net income per diluted share	$2.08	$1.36	53%

Diluted shares (in millions)	142.4	141.3	1%

Benefit expense ratio	82.1%	82.2%	(10	) bp
Administrative expense as a percentage of operating revenue	17.4%	17.8%	(40	) bp
Income before income taxes and minority interest as a percentage of total revenue	8.6%	7.4%	120	bp

Anthem, Inc.

Consolidated Balance Sheets

($ In Millions)	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value	$7,176.7	$6,915.2
Cash and cash equivalents	686.3	464.5
Receivables, net	1,454.7	1,419.3
Other current assets	66.0	66.0

Total current assets	9,383.7	8,865.0
Property and equipment, net	503.3	510.5
Goodwill and other intangible assets	3,664.4	3,677.1
Prepaid pension benefits	249.1	258.3
Other noncurrent assets	129.4	127.7

Total assets	$13,929.9	$13,438.6

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,925.4	$1,866.8
Future policy benefits	370.8	372.6
Other policyholder liabilities	505.2	505.0

Total policy liabilities	2,801.4	2,744.4
Unearned income	429.2	411.1
Accounts payable and accrued expenses	372.4	493.4
Bank overdrafts	408.6	401.7
Income taxes payable	161.3	147.6
Other current liabilities	727.2	573.3

Total current liabilities	4,900.1	4,771.5
Long term debt, less current portion	1,663.7	1,662.8
Postretirement benefits	185.2	188.4
Deferred income taxes	517.1	524.8
Other noncurrent liabilities	308.3	291.2

Total liabilities	7,574.4	7,438.7

Shareholders’ equity
Common stock	1.4	1.4
Additional paid in capital	4,743.8	4,708.7
Retained earnings	1,449.9	1,154.3
Unearned restricted stock compensation	(3.1)	(3.2)
Accumulated other comprehensive income	163.5	138.7

Total shareholders’ equity	6,355.5	5,999.9

Total liabilities and shareholders’ equity	$13,929.9	$13,438.6

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
($ In Millions)	2004	2003
Operating activities
Net income	$295.6	$191.7
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(33.0)	(12.9)
Depreciation, amortization and accretion	58.8	56.4
Deferred income taxes	(21.7)	62.0
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	(1.1)	1.6
Receivables	(4.0)	(21.4)
Other assets	(4.2)	3.1
Policy liabilities	57.0	52.2
Unearned income	18.1	1.9
Accounts payable and accrued expenses	(121.0)	(114.3)
Other liabilities	32.8	23.4
Income taxes	30.2	5.3

Cash provided by operating activities	307.5	249.0

Investing activities
Purchases of investments	(1,900.8)	(1,351.5)
Sales or maturities of investments	1,809.5	964.8
Purchase of subsidiaries, net of cash acquired	—	(1.1)
Proceeds from sale of property and equipment	0.1	2.9
Purchases of property and equipment	(24.7)	(16.7)

Cash used in investing activities	(115.9)	(401.6)

Financing activities
Repurchase and retirement of common stock	—	(91.0)
Proceeds from employee stock purchase plan and exercise of stock options	30.2	12.6

Cash provided by (used in) financing activities	30.2	(78.4)

Change in cash and cash equivalents	221.8	(231.0)
Cash and cash equivalents at beginning of period	464.5	694.9

Cash and cash equivalents at end of period	$686.3	$463.9

SAFE HARBOR STATEMENT UNDER THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about Anthem, Inc. (“Anthem”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by Anthem; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to consummate Anthem’s merger with WellPoint Health Networks Inc., to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Anthem’s various SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release may be deemed to be solicitation material in respect of the proposed merger of Anthem and WellPoint Health Networks Inc. (“WellPoint”). Anthem has filed on November 26, 2003 a preliminary registration statement on Form S-4, including the preliminary joint proxy statement/prospectus constituting a part thereof, with the SEC in connection with Anthem’s proposed merger with WellPoint. Anthem will file a final registration statement, including a definitive joint proxy statement/prospectus constituting a part thereof, and other documents with the SEC. SHAREHOLDERS OF ANTHEM AND STOCKHOLDERS OF WELLPOINT ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION

STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement prospectus will be mailed to shareholders of Anthem and stockholders of WellPoint. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Anthem Investor Relations at 120 Monument Circle, Indianapolis, IN 46204-4903, or from WellPoint Investor Relations at 1 WellPoint Way, Thousand Oaks, CA 91362.

PARTICIPANTS IN SOLICITATION

Anthem, WellPoint and their directors and executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Anthem’s Current Report on Form 8-K, which was filed with the SEC on October 27, 2003, contains information regarding Anthem’s participants and their interests in the solicitation. Information concerning WellPoint’s participants is set forth in the proxy statement, dated March 31, 2003, for WellPoint’s 2003 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of Anthem’s and WellPoint’s participants in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC.